FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2022
First Quarter Results
Strong Demand Results in First Quarter Sales of $90.6 million and
Adjusted EBITDA Margin of 10.5%

COLUMBUS, OH, May 10, 2022 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal quarter ended March 31, 2022.

First Quarter 2022 Highlights

•Net sales of $90.6 million, up 24% from $72.8 million in the prior year; and product sales of $89.9 million, up 30% from the prior year.
•Raw material cost recoveries were approximately $9.5 million, or 10.5% of net sales, for the three months ended March 31, 2022. Excluding raw materials recoveries, total net sales increased $8.3 million, or 11.3%, compared to the same period in 2021.
•Gross margin of $14.5 million or 16.0% of net sales, compared to $12.7 million or 17.5% of net sales. Excluding the impact of raw material recoveries, gross margin was 17.7% in the 2022 first quarter.
•Selling, general and administrative expenses of $8.5 million or 9.4% of net sales compared to $7.4 million or 10.1% in the prior year same period.
•Operating income of $6.0 million, or 6.6% of net sales, versus $5.3 million, or 7.3% of net sales in the prior year.
•Net income of $3.9 million, or $0.46 per diluted share, up from net income of $3.5 million, or $0.41 a year ago.
•Adjusted EBITDA1 of $9.5 million, or 10.5% of net sales, compared to $8.6 million, or 11.8% of net sales in the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “We are excited about first quarter results as sales momentum from 2021 has carried into 2022. Customer demand remains strong and net new wins for the quarter were $10 million, which continues to incrementally add to our future revenue growth.

“Given our updated sales forecasts and evaluation of capacity and footprint at our facilities, we have increased our 2022 capital expenditures by approximately $5 million, to $20 million, to maximize our existing square footage with the addition of three new presses in our direct long fiber and structural foam processes, as well as robotic automation of three presses. These investments will increase capacity, as well as efficiencies, increase throughput and leverage our labor to drive revenue. Also, we can remain flexible with our capital spending in case things change later this year,” Duvall concluded.

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “We have made significant progress with raw material cost recoveries and covered the majority of the inflation but expect further improvements. We will continue to work to complete the remaining arrangements during the second quarter 2022.

“It was a good quarter for the Company as we returned to double-digit Adjusted EBITDA margin, on a sequential quarter basis. We were able to exceed operating profit and net income levels compared to the prior year quarter, despite inflationary pressures from non-raw material costs, such as labor, supplies and energy. Looking forward, customer demand continues to be strong, and the Company is on track to launch several new programs during the remainder of 2022. We will monitor ongoing headwinds from inflationary pressures, supply disruptions and changes in monetary policies that could impact customer demand,” concluded Zimmer.

2022 Capital Expenditures

The Company signed $10 million of new business in the first quarter of 2022. As a result of the new business and the program wins in 2021 that will launch during 2022, the Company will increase its planned annual capital expenditures in 2022 from $14 million to $16 million, to approximately $20 million for the year. Expenditures for automation and the addition of three presses in the direct long fiber and structural foam processes will provide added capacity to allow the Company to meet its current demand and to continue to add new business.

Financial Position at March 31, 2022

The Company’s total liquidity at the end of the first fiscal quarter 2022 was $20.8 million with $1.3 million in cash and $19.5 million of undrawn capacity under the Company’s revolving credit facility. The Company’s term debt was $24.2 million at March 31, 2022. The term debt to trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal first quarter. The Company had a return on capital employed1 of 4.5%, or 18% on an annualized basis, for the first quarter 2022, which was consistent with the first quarter of 2021.

1 Adjusted EBITDA and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended March 31, 2022. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through May 17, 2022, by calling (877) 344-7529 and using passcode ID: 4780180#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America and Mexico. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“D-LFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the plastics, transportation, marine and commercial product industries, efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements, the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
614-870-5604

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021

Net sales:
Products	$89,901	$69,133
Tooling	691	3,696
Total net sales	90,592	72,829

Total cost of sales	76,085	60,111

Gross margin	14,507	12,718

Selling, general and administrative expense	8,495	7,372

Operating income	6,012	5,346

Other income and expense
Interest expense	541	579
Net periodic post-retirement benefit cost	(31)	(40)
Total other income and expense	510	539

Income before income taxes	5,502	4,807

Income tax expense	1,638	1,351

Net income	$3,864	$3,456

Net income per common share:
Basic	$0.46	$0.41
Diluted	$0.46	$0.41

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of 3/31/2022	As of
	(unaudited)	12/31/2021
Assets:
Current assets:
Cash and cash equivalents	$1,326	$6,146
Accounts receivable, net	52,292	35,261
Inventories, net	28,399	25,129
Prepaid expenses and other current assets	7,213	8,606
Total current assets	89,230	75,142

Right of use asset	5,081	5,577
Property, plant and equipment, net	76,046	75,897
Goodwill	17,376	17,376
Intangibles, net	9,080	9,567
Other non-current assets	3,073	3,133
Total Assets	$199,886	$186,692

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$3,984	$3,943
Revolving debt	4,835	4,424
Accounts payable	33,420	22,695
Contract liabilities	6,737	6,256
Compensation and related benefits	6,972	7,532
Accrued other liabilities	7,324	8,202
Total current liabilities	63,272	53,052

Other non-current liabilities	4,255	4,605
Long-term debt	20,239	21,251
Post retirement benefits liability	7,723	7,689
Total Liabilities	95,489	86,597

Stockholders' Equity:
Common stock	83	82
Paid in capital	38,514	38,013
Accumulated other comprehensive income, net of income taxes	1,011	1,075
Treasury stock	(28,617)	(28,617)
Retained earnings	93,406	89,542
Total Stockholders' Equity	104,397	100,095
Total Liabilities and Stockholders' Equity	$199,886	$186,692

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$3,864	$3,456
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,125	3,049
Share-based compensation	501	318
Losses on foreign currency	240	235
Change in operating assets and liabilities:
Accounts receivable	(17,031)	(13,218)
Inventories	(3,270)	(2,013)
Prepaid and other assets	1,502	903
Accounts payable	10,407	8,283
Accrued and other liabilities	(948)	(1,385)
Post retirement benefits liability	(47)	(140)
Net cash used in operating activities	(1,657)	(512)
Cash flows from investing activities:
Purchase of property, plant and equipment	(2,482)	(2,436)
Net cash used in investing activities	(2,482)	(2,436)
Cash flows from financing activities:
Gross borrowings on revolving loans	37,855	8,496
Gross repayment on revolving loans	(37,444)	(5,915)
Payment of deferred loan costs	—	(2)
Payments related to the purchase of treasury stock	—	(47)
Payment on principal on term loans	(1,092)	(688)
Net cash (used in) provided by financing activities	(681)	1,844
Net change in cash and cash equivalents	(4,820)	(1,104)
Cash and cash equivalents at beginning of year	6,146	4,131
Cash and cash equivalents at end of year	$1,326	$3,027
Cash paid for:
Interest	$420	$467
Income taxes	$2,198	$2,560
Non cash investing activities:
Fixed asset purchases in accounts payable	$513	$99

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restricting costs, (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. These metrics are supplemental measures of our operating performance that are neither required by nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
Fiscal Quarters Ended March 31, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Net income	$3,864	$3,456
Provision for income taxes	1,638	1,351
Total other expenses(1)	510	539
Depreciation and amortization	3,004	2,932
Share-based compensation	501	318
Adjusted EBITDA	$9,517	$8,596

Adjusted EBITDA as a percent of net sales	10.5%	11.8%

(1)Includes interest expense and non-cash periodic post-retirement benefit cost

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Fiscal Quarters Ended March 31, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Equity	$104,397	$97,595
Structure debt	29,058	30,165
Total structured investment	$133,455	$127,760

Operating income	$6,012	$5,346
Return on capital employed	4.5%	4.2%
Annualized return on capital employed	18.0%	16.8%

Core Molding Technologies, Inc.
Free Cash Flow
Fiscal Quarters Ended March 31, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Cash flow used in operations	$(1,657)	$(512)
Purchase of property, plant and equipment	(2,482)	(2,436)
Free cash flow	$(4,139)	$(2,948)